As filed with the Securities and Exchange Commission on March 28, 2017

File No. 811-02611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 58	☒

Invesco Exchange Fund

(Exact Name of Registrant as Specified in the Declaration of Trust)

11 Greenway Plaza, Suite 1000

Houston, TX 77046-1173

(Address of Principal Executive Offices)(Zip Code)

(713) 626-1919

(Registrant’s Telephone Number, Including Area Code)

JOHN M. ZERR, ESQ.

11 Greenway Plaza

Suite 1000

Houston, Texas 77046

(Name and Address of Agent for Service)

Copies to:

Peter A. Davidson, Esquire	E. Carolan Berkley, Esquire
Invesco Advisers, Inc.	Stradley Ronon Stevens & Young, LLP
11 Greenway Plaza, Suite 1000	2005 Market Street, Suite 2600
Houston, Texas 77046-1173	Philadelphia, Pennsylvania 19103-7018

EXPLANATORY NOTE

This Post-Effective Amendment No. 58 to the Registration Statement of Invesco Exchange Fund (the “Registrant”) on Form N-1A incorporates herein Part A and Part B as filed in Post-Effective Amendment No. 55 of the Registrant on April 29, 2016 (Accession No. 0001193125-16-568512) (“Amendment No. 55”) and is being filed to amend and supplement Amendment No. 55.

The audited financial statements of the Registrant for the annual period ended December 31, 2016 (as filed on March 9, 2017 (Accession No. 0001193125-17-076167)) contained in the Annual Report of the Registrant are incorporated herein by reference.

.

Part B is hereby supplemented as follows:

Effective as of March 9, 2017, shareholders of the Fund elected Cynthia Hostetler, Teresa M. Ressel, Ann Barnett Stern and Christopher L. Wilson as trustees of the Fund. The following information is added under “Item 17—Management of the Fund – Additional Information about the Trustees – Independent Trustees” in Part B.

Independent Trustees

Cynthia Hostetler, Trustee

Cynthia Hostetler is currently a member of the board of directors/trustees of the Vulcan Materials Company, a public company engaged in the production and distribution of construction materials, Trilinc Global Impact Fund LLC, a publicly registered non-traded limited liability company that invests in a diversified portfolio of private debt instruments, and the Aberdeen Investment Funds, a mutual fund complex. Previously, Ms. Hostetler served as a member of the board of directors of Edgen Group Inc., a public company that provides products and services to energy and construction companies, from 2012 to 2013, prior to its sale to Sumitomo.

From 2001 to 2009 Ms. Hostetler served as Head of Investment Funds and Private Equity at Overseas Private Investment Corporation (“OPIC”), a government agency that supports US investment in the emerging markets. Ms. Hostetler oversaw a. multi-billion dollar investment portfolio in private equity funds. Prior to joining OPIC, Ms. Hostetler served as President and member of the board of directors of First Manhattan Bancorporation, a bank holding company, and its largest subsidiary, First Savings Bank, from 1991 to 2001.

The Board believes that Ms. Hostetler’s knowledge of financial services and investment management, her experience as a director of other companies, including a mutual fund complex, her legal background, and other professional experience gained through her prior employment benefit the Fund.

Teresa M. Ressel, Trustee

Teresa M. Ressel has previously served across both the private sector and the U.S. government. Formerly, Ms. Ressel served from 2004 to 2012 in various capacities at UBS AG, including most recently as Chief Executive Officer of UBS Securities LLC, a broker-dealer division of UBS Investment Bank, and Group Chief Operating Officer of the Americas group at UBS AG. In these roles, Ms. Ressel managed a broad array of operational risk controls, supervisory control, regulatory, compliance, and logistics functions covering the United States and Canada, as well as banking activities covering the Americas.

Between 2001 and 2004, Ms. Ressel served at the U.S. Treasury first as Deputy Assistant Secretary for Management and Budget and then as Assistant Secretary for Management and Chief Financial Officer. Ms. Ressel was confirmed by the U.S. Senate and handles a broad array of management duties including finance & accounting, operational risk, audit and performance measurement along with information technology and infrastructure security.

Ms. Ressel currently serves as a member of the board of directors and as a member of the audit committee of ON Semiconductor Corporation, a publicly traded technology company. Ms. Ressel currently chairs their Corporate Governance and Nominating Committee. ON Semiconductor is a leading supplier of semiconductor-based solutions, many of which reduce global energy use. She has served on the ON Semiconductor board since 2012.

Ms. Ressel also currently serves as a member of the board of directors at Atlantic Power, a publicly traded company which owns and operates a diverse fleet of power generation across the United States and Canada. She serves on the audit committee and compensation committee and has been on the Atlantic Power board since 2014.

The Board believes that Ms. Ressel’s risk management and financial experience in both the private and public sectors benefits the Fund.

Ann Barnett Stern, Trustee

Ann Barnett Stern is currently the President and Chief Executive Officer of Houston Endowment Inc., a private philanthropic institution. She has served in this capacity since 2012. Formerly, Ms. Stern served in various capacities at Texas Children’s Hospital from 2003 to 2012, including General Counsel and Executive Vice President.

Ms. Stern is also currently a member of the Dallas Board of the Federal Reserve Bank of Dallas, a role she has held since 2013.

The Board believes that Ms. Stern’s knowledge of financial services and investment management and her experience as a director, and other professional experience gained through her prior employment benefit the Fund.

Christopher L. Wilson, Trustee

Christopher L. Wilson started a career in the investment management business in 1980. From 2004 to 2009, Mr. Wilson served as President and Chief Executive Officer of Columbia Funds, a mutual fund complex with over $350 billion in assets. Mr. Wilson is currently a Managing Partner of CT2, LLC, an early stage investing and consulting firm for start-up companies. He has served in this capacity since 2009.

From 2014 to 2016, Mr. Wilson served as a member of the Board of Directors of the mutual fund company managed by TDAM USA Inc., an affiliate of TD Bank, N.A.

Mr. Wilson also currently serves as a member of the Board of Directors of ISO New England, Inc., the company that establishes the wholesale electricity market and manages the electrical power grid in New England. Mr. Wilson is currently the chair of the Audit and Finance Committee, which also oversees cybersecurity, and a member of the systems planning committee of ISO-NE, Inc. He previously served as chair of the Human Resources and Compensation Committee and was a member of the Markets Committee. He has served on the ISO New England, Inc. board since 2011.

The Board believes that Mr. Wilson’s knowledge of financial services and investment management, his experience as a director and audit committee member of other companies, including a mutual fund company, and other professional experience gained through his prior employment benefit the Fund.

The following information is added to the table under “Item 17—Management of the Fund—Independent Trustees” in Part B.

Name, Year of Birth and Position(s) Held with the Trust	Trustee and/or Officer Since	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex Overseen by Trustee	Other Trusteeship(s)/ Directorship Held by Trustee/Director During Past 5 Years
Independent Trustees

Cynthia Hostetler —1962 Trustee	2017	Non-Executive Director and Trustee of a number of public and private business corporations Formerly: Head of Investment Funds and Private Equity, Overseas Private Investment Corporation; President, First Manhattan Bancorporation, Inc.; Attorney, Simpson Thacher & Bartlett LLP	144	Vulcan Materials Company (construction materials company); Trilinc Global Impact Fund; Aberdeen Investment Funds (4 portfolios); Artio Global Investment LLC (mutual fund complex); Edgen Group, Inc. (specialized energy and infrastructure products distributor)

Name, Year of Birth and Position(s) Held with the Trust	Trustee and/or Officer Since	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex Overseen by Trustee	Other Trusteeship(s)/ Directorship Held by Trustee/Director During Past 5 Years
Teresa M. Ressel — 1962 Trustee	2017	Retired Formerly: Chief Financial Officer, The Olayan Group (manufacture, wholesale, retail and distribution of various consumer, financial and industrial products and services); Chief Executive Officer, UBS Securities LLC; Group Chief Operating Officer, Americas, UBS AG; Assistant Secretary for Management and Budget and Chief Financial Officer, U.S. Department of the Treasury; Executive Change Consultant, Cigna Healthcare; Senior Vice President, Kaiser Permanente; Program Manager, Hewlett-Packard Company; Nuclear Test & Construction Engineer, General Dynamics Corporation	144	Atlantic Power Corporation (power generation company); ON Semiconductor Corp. (semiconductor supplier)

Ann Barnett Stern — 1957 Trustee	2017	President and Chief Executive Officer, Houston Endowment Inc. (private philanthropic institution) Formerly: Executive Vice President and General Counsel, Texas Children’s Hospital; Attorney, Beck, Redden and Secrest, LLP; Business Law Instructor, University of St. Thomas; Attorney, Andrews & Kurth LLP	144	Federal Reserve Bank of Dallas

Christopher L. Wilson — 1957 Trustee	2017	Managing Partner, CT2, LLC (investing and consulting firm) Formerly: President/Chief Executive Officer, Columbia Funds, Bank of America Corporation; President/Chief Executive Officer, CDC IXIS Asset Management Services, Inc.; Principal & Director of Operations, Scudder Funds, Scudder, Stevens & Clark, Inc.; Assistant Vice President, Fidelity Investments	144	TD Asset Management USA Inc. (mutual fund complex) (22 Portfolios); ISO New England, Inc. (non-profit organization managing regional electricity market)

PART C

OTHER INFORMATION

Item 28. Exhibits

a	Second Amended and Restated Agreement and Declaration of Trust dated October 26, 2016(7)

b	Third Amended and Restated Bylaws adopted effective October 26, 2016 (7)

(c)	Articles II, VI, VII, VIII and IX of the Second Amended and Restated Agreement and Declaration of Trust and Articles IV, V and VI of the Third Amended and Restated Bylaws, as amended, both as previously filed define rights of holders of shares.

d(1)	Master Investment Advisory Agreement dated September 30, 2015 (1)

d(2)	Master Intergroup Sub-Advisory Agreement dated September 30, 2015 (*)

e	Omitted pursuant to General Instruction B.2 of Form N-1A

f	Not Applicable

g(1)	Custodian Contract(*)

g(2)(a)	Transfer Agency and Service Agreement dated September 30, 2015 (1)

g(3)(a)	Master Fund Administrative Services Agreement dated September 30, 2015 (1)

h	Not Applicable

i	Omitted pursuant to General Instruction B.2 of Form N-1A.

j	Omitted pursuant to General Instruction B.2 of Form N-1A.

k	Omitted pursuant to General Instruction B.2 of Form N-1A.

l	Not Applicable

m	Not Applicable

n	Not Applicable

o	Not Applicable

p(1)	Invesco Advisers, Inc. Code of Ethics, amended January 1, 2016, relating to Invesco Advisers, Inc. and any of its subsidiaries. (6)

(2)	Invesco UK Code of Ethics dated 2015, relating to Invesco Asset Management Limited. (6)

(3)	Invesco Ltd. Code of Conduct, dated October 2015, relating to Invesco Asset Management (Japan) Limited. (6)

(4)	Invesco Hong Kong Limited Code of Ethics dated January 6, 2016, relating to Invesco Hong Kong Limited. (6)

(5)	Invesco Ltd. Code of Conduct, dated October 2015, Policy No. D-6 Gifts and Entertainment, revised May 2015, and Policy No. D-7 Personal Trading Policy, revised January 2016, together the Code of Ethics relating to Invesco Canada Ltd. (6)

(6)	Invesco EMEA-EX UK Employees Code of Ethics dated October 1, 2015, relating to Invesco Asset Management Deutschland GmbH. (6)

(7)	Invesco Senior Secured Management Code of Ethics Policy revised June 1, 2015and Invesco Advisers, Inc. Code of Ethics, amended January 1, 2016. (6)

*	To be filed by amendment.
(1)	Incorporated herein by reference to Amendment No. 51, filed on September 30, 2015.
(2)	Incorporated herein by reference to Amendment No. 52, filed on January 29, 2016.
(3)	Incorporated herein by reference to Amendment No. 53, filed on February 26, 2016.
(4)	Incorporated herein by reference to Amendment No. 54, filed on April 1, 2016
(5)	Incorporated herein by reference to Amendment No. 55, filed on April 29, 2016
(6)	Incorporated herein by reference to Amendment No. 57, filed on January 6, 2017.
(7)	Filed herewith, electronically

Item 29. Persons Controlled by or Under Common Control with Fund

None.

Item 30. Indemnification

Indemnification provisions for officers, trustees, and employees of the Registrant are set forth in Article VIII of the Registrant’s Second Amended and Restated Agreement and Declaration of Trust and Article VIII of its Third Amended and Restated Bylaws, and are hereby incorporated by reference. See Item 28(a) and (b) above. Under the Second Amended and Restated Agreement and Declaration of Trust, amended and restated effective as of October 26, 2016, (i) Trustees or officers, when acting in such capacity, shall not be personally liable for any act, omission or obligation of the Registrant or any Trustee or officer except by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with the Trust; (ii) every Trustee, officer, employee or agent of the Registrant shall be indemnified to the fullest extent permitted under the Delaware Statutory Trust Act, the Registrant’s Bylaws and other applicable law; (iii) in case any shareholder or former shareholder of the Registrant shall be held to be personally liable solely by reason of his being or having been a shareholder of the Registrant or any portfolio or class and not because of his acts or omissions or for some other reason, the shareholder or former shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or general successor) shall be entitled, out of the assets belonging to the applicable portfolio (or allocable to the applicable class), to be held harmless from and indemnified against all loss and expense arising from such liability in accordance with the Bylaws and applicable law. The Registrant, on behalf of the affected portfolio (or class), shall upon request by the shareholder, assume the defense of any such claim made against the shareholder for any act or obligation of that portfolio (or class).

The Registrant and other investment companies and their respective officers and trustees are insured under a joint Mutual Fund Directors and Officers Liability Policy, issued by ICI Mutual Insurance Company and certain other domestic insurers, with limits up to $80,000,000 (plus an additional $20,000,000 limit that applies to independent directors/trustees only).

Section 16 of the Master Investment Advisory Agreement between the Registrant and Invesco Advisers, Inc. (Invesco) provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Invesco or any of its officers, directors or employees, that Invesco shall not be subject to liability to the Registrant or to any shareholder of the Registrant for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

Section 10 of the Master Intergroup Sub-Advisory Contract for Mutual Funds (the Sub-Advisory Contract) between Invesco, on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Canada Ltd., Invesco Hong Kong Limited and Invesco Senior Secured Management, Inc. (each a Sub-Adviser, collectively the Sub-Advisers) provides that the Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Registrant in connection with the matters to which the Sub-Advisory Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance by the Sub-Adviser of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under the Sub-Advisory Contract.

Item 31. Business and Other Connections of Investment Adviser

The only employment of a substantial nature of Invesco Adviser’s directors and officers is with the Advisers and its affiliated companies. For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Canada Ltd., Invesco Hong Kong Limited and Invesco Senior Secured Management, Inc. (each a Sub-Adviser, collectively the Sub-Advisers) reference is made to Form ADV filed under the Investment Advisers Act of 1940 by each Sub-Adviser herein incorporated by reference. Reference is also made to the caption “Item 10. Management, Organization and Capital Structure” in the Prospectus which comprises Part A of this Registration Statement, and to the caption “Item 19. Investment Advisory and Other Services” of the Statement of Additional Information which comprises Part B of this Registration Statement.

Item 32. Principal Underwriters

Not applicable.

Item 33. Location of Accounts and Records

Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, Georgia 30309, will maintain physical possession of each such account, book or other document of the Registrant at the Registrant’s principal executive offices, 11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173, except for those maintained at its Atlanta offices at the address listed above or at its Louisville, Kentucky offices, 400 West Market Street, Suite 3300, Louisville, Kentucky 40202 and except for those relating to certain transactions in portfolio securities that are maintained by the Registrant’s Custodian, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, and the Registrant’s Transfer Agent and Dividend Paying Agent, Invesco Investment Services, Inc., 219078, Kansas City, Missouri 64121-9078.

Records may also be maintained at the offices of:

Invesco Asset Management Deutschland GmbH

An der Welle 5

1st Floor

Frankfurt, Germany 60322

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14F

6-10-1 Roppongi,

Minato-ku, Tokyo 106-6114

Invesco Hong Kong Limited

41/F, Champion Tower

Three Garden Road, Central

Hong Kong

Invesco Senior Secured Management, Inc.

1166 Avenue of the Americas

New York, NY 10036

Invesco Canada Ltd.

5140 Yonge Street

Suite 800

Toronto, Ontario

Canada M2N 6X7

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Invesco Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Houston, and the State of Texas, on the 28th day of March, 2017.

INVESCO EXCHANGE FUND

By:	/s/ Sheri Morris
Sheri Morris
President

INDEX

a	Second Amended and Restated Agreement and Declaration of Trust dated October 26, 2016

b	Third Amended and Restated Bylaws adopted effective October 26, 2016